Exhibit 99.1

Teknova Reports Fourth Quarter and Full Year 2025 Financial Results

Full year 2025 total revenue was $40.5 million, up 7% year-over-year and in line with guidance

Fourth quarter 2025 total revenue was $10.0 million, up 8% over the same quarter prior year

Company provides 2026 revenue guidance of $42-44 million

HOLLISTER, Calif., February 26, 2026 – Alpha Teknova, Inc. (“Teknova” or the “Company”) (Nasdaq: TKNO), a leading producer of critical reagents for the discovery, development, and commercialization of novel therapies, vaccines, and molecular diagnostics, today announced financial results for the fourth quarter and full year ended December 31, 2025.

“After another successful year of disciplined execution against our strategic objectives, we’ve decided to further invest in our commercial capabilities this year,” said Stephen Gunstream, President and Chief Executive Officer at Teknova. He continued, “As we begin to realize the benefits of the substantial capital investments we’ve made in recent years, and amid signs that the biotech funding environment is likely to continue to improve, we believe that additional and targeted commercial efforts should enable us to become Adjusted EBITDA positive by the end of 2027.”

Matt Lowell, Teknova’s Chief Financial Officer, added, “We delivered strong financial results in 2025 compared to 2024, including an acceleration of top line growth and continued significant improvement in Adjusted EBITDA and Free Cash Outflow. Based on our revenue guidance of $42-44 million, and reflecting increased investment in our commercial capabilities, we anticipate full-year Free Cash Outflow of less than $10 million in 2026,” he explained.

Corporate and Financial Updates

•
Achieved full year 2025 total revenue of $40.5 million, up 7% as compared to $37.7 million for the full year 2024, and fourth quarter 2025 total revenue of $10.0 million, up 8% compared to $9.3 million for the fourth quarter 2024
•
Achieved 25% annual growth in the number of Clinical Solutions customers in 2025
•
Total cash and short-term investments were $21.3 million and gross debt was $13.2 million at the end of the fiscal year 2025
•
Cash used in operating activities for the full year 2025 was $8.6 million, compared to $12.4 million of cash used in operating activities for the full year 2024
•
Free Cash Flow for the full year 2025 was negative $9.8 million, down significantly from negative $13.5 million in 2024 and significantly below the previously communicated target of less than negative $12 million for 2025

Revenue for the Fourth Quarter and Full Year 2025

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(Dollars in thousands)	2025	2024	2025	2024
Lab Essentials	$6,827	$6,818	$31,044	$28,883
Clinical Solutions	2,722	1,850	7,650	7,097
Other	435	597	1,826	1,765
Total revenue	$9,984	$9,265	$40,520	$37,745

Fourth Quarter 2025 Financial Results

Total revenue for the fourth quarter 2025 was $10.0 million, up 8% compared to $9.3 million in the fourth quarter 2024. Lab Essentials revenue was $6.8 million in both the fourth quarter 2025 and the fourth quarter 2024. Clinical Solutions revenue was $2.7 million in the fourth quarter 2025, up 47% compared to $1.9 million in the fourth quarter 2024.

Gross profit for the fourth quarter 2025 was $3.2 million, compared to $2.1 million in the fourth quarter 2024. Gross margin for the fourth quarter 2025 was 32.5%, compared to 23.0% in the fourth quarter 2024. The increase in gross margin was driven primarily by higher Clinical Solutions revenue and manufacturing efficiency gains.

Operating expenses for the fourth quarter 2025 were $7.9 million, compared to $7.8 million in the fourth quarter 2024. Excluding the non-recurring charges of $0.5 million in the fourth quarter of 2025 related to non-recurring transaction costs, operating expenses were down $0.4 million. The decrease was driven by an overall net reduction in general and administrative spending, somewhat offset by increased investment in our sales and marketing efforts.

Net loss for the fourth quarter 2025 was $4.8 million, or negative $0.09 per diluted share, compared to $5.7 million, or negative $0.11 per diluted share, for the fourth quarter 2024. Adjusted EBITDA for the fourth quarter 2025 was negative $1.8 million, compared to negative $3.2 million for the fourth quarter 2024.

Cash used in operating activities for the fourth quarter 2025 was $0.5 million, compared to $0.9 million of cash used in operating activities for the fourth quarter 2024. Free Cash Flow was negative $0.8 million for the fourth quarter 2025, compared to negative $1.5 million for the fourth quarter 2024.

A full reconciliation of these non-GAAP measures to the most comparable GAAP measures is included at the end of this release.

Full Year 2025 Financial Results

Total revenue was $40.5 million for the year ended December 31, 2025 (“2025”), a 7% increase from $37.7 million for the year ended December 31, 2024 (“2024”). Lab Essentials revenue was $31.0 million in 2025, up 7% compared to $28.9 million in 2024. Clinical Solutions revenue was $7.7 million in 2025, up 8% compared to $7.1 million in 2024.

Gross profit for 2025 was $13.4 million, compared to $7.2 million in 2024. Gross margin for 2025 was 33.2%, compared to 19.2% in 2024. The increase was driven primarily by $2.8 million of non-recurring and non-cash charges in 2024 related to the disposal of expired inventory and write down of excess inventory. Excluding those non-recurring and non-cash charges, gross profit would have been $10.0 million and gross margin would have been 26.5%, respectively, in 2024. The improvement in gross profit percentage from 26.5% to 33.2% was driven primarily by higher revenue and manufacturing efficiency gains.

Operating expenses for 2025 were $30.4 million, compared to $33.4 million in 2024. Excluding non-recurring charges of $0.5 million in 2025 and $1.4 million in 2024, operating expenses decreased $2.1 million. The decrease was driven by reduced headcount and spending, primarily on facility costs, insurance, freight, depreciation, and professional fees, as well as by lower stock-based compensation expense due to one-time costs incurred in connection with the stock option repricing that occurred in 2024.

Net loss for 2025 was $17.3 million, or negative $0.32 per diluted share, compared to $26.7 million, or negative $0.57 per diluted share, for 2024. Adjusted EBITDA for 2025 was negative $6.7 million, compared to negative $14.5 million for 2024. Excluding the $2.8 million inventory charge, Adjusted EBITDA would have been negative $11.7 million for 2024.

Cash used in operating activities for 2025 was $8.6 million, compared to $12.4 million of cash used in operating activities for 2024. Free Cash Flow was negative $9.8 million for 2025, compared to negative $13.5 million for 2024.

A full reconciliation of these non-GAAP measures to the most comparable GAAP measures is included at the end of this release.

2026 Outlook

Teknova anticipates total revenue of $42 million to $44 million for the fiscal year ending December 31, 2026 (“2026”). The Company also anticipates Free Cash Outflow of less than $10 million for 2026.

Upcoming Investor Conference Attendance

TD Cowen 46th Annual Health Care Conference (Boston, MA)

Wednesday, March 4, 2026 at 11:50 a.m. ET

KeyBanc Capital Markets Healthcare Forum (Virtual)

Wednesday, March 18, 2026 at 11:15 a.m. ET

Sidoti Small Cap Conference (Virtual)

Thursday, March 19, 2026 at 1:00 p.m. ET

38th Annual Roth Conference (Laguna Niguel, CA)

Monday, March 23, 2026 (Time TBD)

Conference Call and Webcast

Teknova will host a webcast and conference call on Thursday, February 26, 2026, beginning at 5:30 p.m. Eastern Time. To access the live webcast, listeners can log onto the call from the Investor Relations section of the Teknova website or by using this link. If you would like to participate in the call, please register for the webcast here to receive a unique PIN number and dial-in information. The webcast will be available for replay on the Company’s website approximately two hours after the event.

About Teknova

Teknova makes solutions possible. Since 1996, Teknova has been innovating the manufacture of critical reagents for the life sciences industry to accelerate the discovery and development of novel breakthroughs that will help people live longer, healthier lives. We offer fully customizable solutions for every stage of the workflow, supporting industry leaders in genomics, molecular diagnostics, and emerging therapeutic modalities. Our fast turnaround of high-quality agar plates, microbial culture and cryopreservation media, buffers and reagents, and water helps our customers scale seamlessly from RUO to GMP. Headquartered in Hollister, California, with over 180,000 square feet of state-of-the-art facilities, Teknova’s modular manufacturing platform was designed by our team of scientists, engineers, and quality control experts to efficiently produce the foundational ingredients for the discovery and commercialization of next-generation therapies.

Non-GAAP Financial Measures

This press release contains financial measures that have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP). Teknova uses the following non-GAAP financial measures in assessing the performance of its business and the effectiveness of its business strategies: (a) Adjusted EBITDA and (b) Free Cash Flow (Outflow).

Teknova defines Adjusted EBITDA as net income (loss) adjusted for interest income (expense), net, provision for (benefit from) income taxes, depreciation expense, amortization of intangible assets, and stock-based compensation expense. Adjusted EBITDA reflects further adjustments to eliminate the impact of certain items, including certain non-cash and other items that Teknova does not consider representative of its ongoing operating performance.

Teknova defines Free Cash Flow (Outflow) as cash provided by (used in) operating activities less purchases of property, plant, and equipment.

Teknova provides Adjusted EBITDA and Free Cash Flow (Outflow) in this press release because Teknova believes that analysts, investors, and other interested parties frequently use these measures to evaluate companies in Teknova’s industry and that such measures facilitate comparisons on a consistent basis across reporting periods. Teknova also believes such measures are helpful in highlighting trends in Teknova’s operating results because they exclude items that are not indicative of Teknova’s core operating performance. Investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The non-GAAP financial measures presented by Teknova may be different from the non-GAAP financial measures used by other companies.

A full reconciliation of these non-GAAP measures to the most comparable GAAP measures is included at the end of this release.

Forward-Looking Statements

Statements in this press release about future expectations, plans, and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements.” These statements include, but are not limited to, statements relating to Teknova’s anticipated total revenue, including our expectations for 2026 revenue and Free Cash Outflow guidance, and other statements about

Teknova’s business prospects, including about Teknova’s profitability, strategy of managing operating expenses, and long-term growth strategy. The words, without limitation, “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these or similar identifying words. These forward-looking statements are based on management’s current expectations and beliefs and are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond Teknova’s control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, the fact that the Company’s fourth quarter and year-end financial closing procedures, annual accounting procedures and adjustments, and annual audit of its financial statements are not yet complete; demand for Teknova’s products (including the potential delay to or pausing of customer orders); Teknova’s assessment of fundamental indicators of future demand across its target customer base; Teknova’s cash flows and revenue growth rate; Teknova’s supply chain, sourcing, manufacturing, and warehousing; inventory management; risks related to global economic and marketplace uncertainties, including those related to the conflicts in Ukraine and the Middle East; potential acquisitions and integration of other companies; and other factors discussed in the “Risk Factors” section of Teknova’s most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), including in Teknova’s Annual Report on Form 10-K for the year ended December 31, 2024, and subsequent Quarterly Reports on Form 10-Q filed with the SEC, all of which you may obtain for free on the SEC’s website at www.sec.gov. Although Teknova believes that the expectations reflected in its forward-looking statements are reasonable, Teknova does not know whether its expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which Teknova makes only as of the date hereof, even if they are repeated by Teknova subsequently. Teknova does not intend and shall have no obligation to update, amend, or clarify these forward-looking statements, except as may be required under applicable securities laws.

Investor Contact

Matt Lowell

Chief Financial Officer

matt.lowell@teknova.com

+1 831-637-1100

Media Contact

Jennifer Henry

Senior Vice President, Marketing

jenn.henry@teknova.com

+1 831-313-1259

ALPHA TEKNOVA, INC.

Condensed Statements of Operations

(Unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2025	2024	2025	2024
Revenue	$9,984	$9,265	$40,520	$37,745
Cost of sales	6,740	7,137	27,079	30,514
Gross profit	3,244	2,128	13,441	7,231
Operating expenses:
Research and development	522	594	2,197	2,759
Sales and marketing	1,794	1,557	6,754	6,320
General and administrative	5,250	5,318	20,318	23,150
Amortization of intangible assets	287	287	1,148	1,148
Total operating expenses	7,853	7,756	30,417	33,377
Loss from operations	(4,609)	(5,628)	(16,976)	(26,146)
Other expenses, net
Interest expense, net	(211)	(129)	(710)	(687)
Other adjustment to loan exit fee	—	—	485	—
Total other expenses, net	(211)	(129)	(225)	(687)
Loss before income taxes	(4,820)	(5,757)	(17,201)	(26,833)
Provision for (benefit from) income taxes	(62)	(38)	58	(88)
Net loss	$(4,758)	$(5,719)	$(17,259)	$(26,745)
Net loss per share—basic and diluted	$(0.09)	$(0.11)	$(0.32)	$(0.57)
Weighted average shares used in computing net loss per share—basic and diluted	53,543,334	53,374,839	53,483,075	46,745,905

ALPHA TEKNOVA, INC.

Condensed Balance Sheets

(Unaudited)

(In thousands)

	As of December 31,	As of December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$5,912	$3,708
Short-term investments, held -to-maturity	15,426	26,688
Accounts receivable, net	4,618	4,312
Inventories, net	7,054	6,801
Prepaid expenses and other current assets	1,501	1,267
Total current assets	34,511	42,776
Property, plant, and equipment, net	41,733	45,753
Operating right-of-use lease assets	14,112	15,767
Intangible assets, net	11,943	13,091
Other non-current assets	1,285	1,382
Total assets	$103,584	$118,769
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,378	$825
Accrued liabilities	4,283	4,541
Current portion of operating lease liabilities	1,876	1,800
Current portion of long-term debt	—	4,045
Total current liabilities	7,537	11,211
Deferred tax liabilities	879	827
Other accrued liabilities	—	10
Long-term debt, net	13,123	9,443
Long-term operating lease liabilities	13,270	14,884
Total liabilities	34,809	36,375
Stockholders’ equity:
Preferred stock	—	—
Common stock	1	1
Additional paid-in capital	204,564	200,924
Accumulated deficit	(135,790)	(118,531)
Total stockholders’ equity	68,775	82,394
Total liabilities and stockholders’ equity	$103,584	$118,769

ALPHA TEKNOVA, INC.

Condensed Statements of Cash Flows

(Unaudited)

(In thousands)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2025	2024	2025	2024
Operating activities:
Net loss	$(4,758)	$(5,719)	$(17,259)	$(26,745)
Adjustments to reconcile net loss to net cash used in operating activities:
Bad debt expense	(3)	69	68	130
Inventory reserve	458	314	2,115	4,549
Depreciation and amortization	1,581	1,645	6,342	6,578
Stock-based compensation	777	766	3,429	3,666
Deferred taxes	(67)	(40)	52	(92)
Accrued interest income on short-term investments	37	49	29	(69)
Amortization of discount on short-term investments	(106)	(344)	(614)	(344)
Amortization of debt financing costs	47	103	220	394
Other adjustment to loan exit fee	—	—	(485)	—
Non-cash lease expense	25	42	117	182
Loss on disposal of property, plant, and equipment	—	184	19	233
Changes in operating assets and liabilities:
Accounts receivable	520	224	(374)	(494)
Inventories	(598)	559	(2,368)	244
Prepaid expenses and other current assets	897	925	(567)	(18)
Other non-current assets	30	136	97	470
Accounts payable	226	(164)	470	(594)
Accrued liabilities	472	335	73	(389)
Other	—	(20)	(10)	(92)
Cash used in operating activities	(462)	(936)	(8,646)	(12,391)
Investing activities:
Purchases of short-term investments	(3,445)	(4,847)	(17,153)	(30,275)
Maturities of short-term investments	7,000	4,000	29,000	4,000
Proceeds from sale of property, plant, and equipment	—	—	—	125
Purchases of property, plant, and equipment	(348)	(567)	(1,148)	(1,125)
Cash provided by (used in) investing activities	3,207	(1,414)	10,699	(27,275)
Financing activities:
Proceeds from equity financing, net	—	—	—	15,104
Proceeds from long-term debt	—	—	1,110	—
Payment of exit fee costs	—	—	(1,110)	—
Payment of debt issuance costs	—	—	(100)	(25)
Proceeds from financed insurance premiums	—	—	333	385
Repayment of financed insurance premiums	(143)	(166)	(293)	(738)
Proceeds from exercise of stock options	51	25	100	29
Proceeds from issuance of common stock under employee stock purchase plan	55	54	111	135
Cash provided by (used in) financing activities	(37)	(87)	151	14,890
Change in cash and cash equivalents	2,708	(2,437)	2,204	(24,776)
Cash and cash equivalents at beginning of period	3,204	6,145	3,708	28,484
Cash and cash equivalents at end of period	$5,912	$3,708	$5,912	$3,708

ALPHA TEKNOVA, INC.

Reconciliation of Non-GAAP Measures to the Most Comparable GAAP Measures

(Unaudited)

(In thousands)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2025	2024	2025	2024
Net loss – as reported	$(4,758)	$(5,719)	$(17,259)	$(26,745)
Add back:
Interest expense, net	(211)	(129)	(710)	(687)
Provision for (benefit from) income taxes	(62)	(38)	58	(88)
Depreciation expense	1,294	1,358	5,194	5,430
Amortization of intangible assets	287	287	1,148	1,148
EBITDA	$(3,028)	$(3,983)	$(10,149)	$(19,568)
Other and non-recurring expenses:
Stock-based compensation expense	777	766	3,429	3,666
Severance pay and other termination benefits	—	—	—	1,287
Other adjustment to loan exit fee	—	—	(485)	—
Transaction costs	482	—	482	—
Loss contingency	—	—	—	73
Adjusted EBITDA	$(1,769)	$(3,217)	$(6,723)	$(14,542)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2025	2024	2025	2024
Cash used in operating activities	$(462)	$(936)	$(8,646)	$(12,391)
Purchases of property, plant, and equipment	(348)	(567)	(1,148)	(1,125)
Free Cash Flow	$(810)	$(1,503)	$(9,794)	$(13,516)